EXHIBIT 99.1
Consolidated Financial Statements
Hearsay Social, Inc. and Subsidiaries
December 31, 2023

EXHIBIT 99.1

Contents                                            Page

EXHIBIT 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Hearsay Social, Inc.

Opinion
We have audited the consolidated financial statements of Hearsay Social, Inc. (a Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements. In our pinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures

EXHIBIT 99.1
include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

San Jose, California
July 29, 2024 (except for Note 10, as to which the date is October 17, 2024)

EXHIBIT 99.1
Consolidated Financial Statements
Hearsay Social, Inc.
Consolidated Balance Sheet
(In thousands, except per share data)

December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$12,162
Accounts receivable, net of allowance of $94 as of December 31, 2023	18,741
Prepaid expenses and other current assets	2,310
Deferred commissions	978
Total current assets	34,191
Property and equipment, net	4,160
Operating lease right-of-use assets	103
Restricted cash	493
Deferred commissions, noncurrent	1,727
Other assets	199
Total assets	$40,873
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$78
Accrued liabilities	10,975
Deferred revenue, current	37,132
Operating lease liabilities, current	511
Total current liabilities	48,696
Other non-current liabilities	110
Deferred revenue, net of current portion	726
Operating lease liabilities, net of current portion	8
Total liabilities	49,540
Convertible preferred stock
Series A convertible preferred stock, par value $0.0001 – 23,500 shares authorized; 23,488 shares issued and outstanding at December 31, 2023 (liquidation preference $3,000)	$2,950
Series B convertible preferred stock, par value $0.0001 – 16,240 shares authorized; 16,129 shares issued and outstanding at December 31, 2023 (liquidation preference $18,000)	17,900
Series C convertible preferred stock, par value $0.0001 – 18,620 shares authorized; 18,610 shares issued and outstanding at December 31, 2023 (liquidation preference $29,999)	29,960
Series CRM convertible preferred stock, par value $0.0001 – 11,334 shares authorized; 11,334 shares issued and outstanding at December 31, 2023 (liquidation preference $9,999)	9,933
Total convertible preferred stock liabilities	60,743
Stockholders’ deficit:
Common stock, par value $0.0001; 153,979 authorized shares, 39,490 shares issued and outstanding at December 31, 2023	1
Additional paid-in capital	19,566
Accumulated deficit	(88,977)
Total stockholders’ deficit	(69,410)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$40,873
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1
Hearsay Social, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands)

December 31, 2023
Revenue	$60,471
Cost of revenue	15,537
Gross profit	44,934
Operating expenses:
Product development	23,828
Sales and marketing	20,021
General and administrative	10,969
Total operating expenses	54,818
Operating loss	(9,884)
Other income (expense), net	84
Loss before provision for income taxes	(9,800)
Provision for income taxes	390
Net loss	(10,190)
Total comprehensive loss	$(10,190)
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1
Hearsay Social, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	69,561	$60,743	38,933	$1	$17,854	$(78,960)	$(61,105)
Exercise of stock options	—	—	557	—	260	—	260
Stock-based compensation	—	—	—	—	1,452	—	1,452
Cumulative effect adoption of ASC 326	—	—	—	—	—	173	173
Net loss	—	—	—	—	—	(10,190)	(10,190)
Balance, December 31, 2023	69,561	$60,743	39,490	$1	$19,566	$(88,977)	$(69,410)
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1
Hearsay Social, Inc.
Consolidated Statements of Cash Flows
(In thousands)

Fiscal year ending December 31,
2023
Operating activities:
Net loss	$(10,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	1
Amortization of deferred commissions	933
Depreciation and amortization	876
Stock-based compensation	1,452
Bad debt expense	(5)
Changes in operating assets and liabilities:
Accounts receivable	891
Prepaid assets, other current assets and other assets	160
Deferred commissions	(1,806)
Accounts payable	60
Accrued liabilities and other liabilities	665
Lease obligations	(1,369)
Deferred revenue	329
Net cash used in operating activities	(8,003)
Investing activities:
Capitalized internally developed software	(1,974)
Purchases of property and equipment	(362)
Net cash used in investing activities	(2,336)
Financing activities:
Proceeds from exercise of stock options and stock warrants	260
Repayment of debt	(2,500)
Net cash used in financing activities	(2,240)
Net decrease in cash, cash equivalents and restricted cash	(12,579)

Cash, cash equivalents and restricted cash:
Beginning of year	$25,234
End of year	$12,655
Cash, cash equivalents and restricted cash at end of year:
Cash and cash equivalents	$12,162
Restricted cash	493
Total cash, cash equivalents, and restricted cash at end of year	$12,655

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$517
Interest	42
The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

Hearsay Social, Inc.
Notes to Consolidated Financial Statements
December 31, 2023

NOTE 1 - THE COMPANY
Hearsay Social, Inc. (“Company”) was incorporated in August 2009 in the state of Delaware under the name of Hearsay Labs, Inc. and was renamed Hearsay Social, Inc. in March 2012. The Company develops and sells an enterprise class “software as a service” application that empowers global sales forces to efficiently and successfully use social media, text messaging, voice calling, and websites to attract prospective customers, to retain customers, and to grow businesses. Its employees are located in Canada, Hungary, Philippines, Spain, United Kingdom, France, Mexico, and several states in the United States. As of December 31, 2023 the Company has wholly owned subsidiaries in the United Kingdom, Hungary, Philippines, and Mexico. During the year ended December 31, 2023 the Company established a wholly owned subsidiary in Mexico.
Liquidity and Capital Resources
As of December 31, 2023, the Company had incurred net losses and has an accumulated deficit of $89.0 million. Management believes that existing sources of liquidity will satisfy the Company’s working capital requirements for at least 12 months from the balance sheet date of December 31, 2023 and one year from the date the consolidated financial statements are issued. There can be no assurance, however, that the Company will be successful in executing its business plan, increasing its existing customer base, or maintaining profitability. Failure to generate sufficient revenues, achieve planned gross margins, control operating costs or raise sufficient additional funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company’s business, operating results, financial condition and ability to achieve its intended business objectives.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Any intercompany accounts and transactions have been eliminated in consolidation.
Foreign Currency
The functional currency of the Company's foreign subsidiaries is the US dollar. Accordingly, the consolidation of the financial statements does not require the recording of translation adjustments. Foreign exchange gains or losses associated with foreign currency transactions are included in the results of operations and amounted to approximately $0.1 million for the year ended December 31, 2023.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting periods covered by the consolidated financial statements and accompanying notes. In particular, the Company makes estimates with respect to the standalone selling price for each distinct performance obligation included in customer contracts with multiple performance obligations, the period of benefit for deferred commissions, expected credit losses, useful lives of long-lived assets, including property, plant and equipment and internal use software, the capitalization of internal-use software development costs, stock-based compensation, income taxes and contingencies. Actual results could differ from those estimates.
Fair Value of Financial Instruments
The carrying amounts of certain of the Company’s financial instruments, which include accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their short maturities. The fair value of the Company’s debt is determined to be not materially different from the carrying amount.

EXHIBIT 99.1
Fair Value Measurements
The Company records its common stock warrant liability at fair value. The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market, at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Company recognizes transfers among Level 1, Level 2, and Level 3 classifications as of the actual date of the events or changes in circumstances that caused the transfers. There were no transfers in 2023.The following summarizes assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total Estimated Fair Value
Cash equivalents - Money market funds	$5,400	$—	$—	$5,400
Liabilities - common stock warrant liability	—	—	110	110
Total	$5,400	$—	$110	$5,510

As of December 31, 2023, certain of the Company’s cash equivalents were held in money market funds. The Company’s investments in money market funds are classified within Level 1 of the fair value hierarchy as they are valued using quoted market prices in active markets.

The fair value of the common stock warrants is measured using a weighted average calculation of several valuations representing certain outcomes. These valuations are based on the Black-Scholes-Merton option pricing model or the Monte Carlo simulation option pricing model. Inputs to the Black-Scholes model include: (i) the remaining contractual terms of the warrants, (ii) the risk-free interest rate over the term, (iii) the expected volatility based on volatility data of a group of representative peer companies, (iv) the estimated fair value of the underlying class of common stock as of the valuation date, and (v) an expected dividend yield, which is assumed to be 0% as the Company has historically not paid dividends and does not anticipate paying dividends in the foreseeable future. Inputs to the Monte Carlo simulation model include: (i) the estimated remaining term until the simulated event, (ii) the risk-free interest rate over the estimated term, (iii) the earnings per share (“EPS”) expected annual growth rate based on growth rates of a group of representative peer companies, (iv) the estimated fair value of the underlying class of common stock, and (iv) a discount rate based on the Company’s estimated weighted average cost of capital.

There was no change in the fair value of the common stock warrants for the year ended December 31, 2023.

EXHIBIT 99.1
The fair value of the warrants during the year ended December 31, 2023 was determined using the following range of assumptions:

2023
Expected term (years)	2.0 - 4.4
Risk-free interest rate	4.1% - 4.4%
Expected volatility	75.36%
Expected dividend yield	—
EPS expected annual growth rate	22.4%
Discount rate	29.0%
Weighted average fair value of warrants	$0.90
Cash Balances
Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. Cash consists of deposits held by a financial institution with a high credit standing. The Company commonly has cash balances in excess of insurance provided by government-sponsored agencies. The Company held $5.4 million of cash equivalents in money market funds as of December 31,
2023. The Company has not experienced any credit-related losses in such accounts, and management believes it is not exposed to any significant credit risks.
Restricted Cash
Restricted cash consists of deposits held for the Company’s San Francisco lease in a collateral account. The cash balance was approximately $0.5 million as of December 31, 2023.
Property and Equipment
Property and equipment greater than $2,000 are capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Research and Development Costs
Except as set forth below, the Company expenses the cost of research and development as incurred. Research and development expenses consist primarily of wages for research and development staff and the cost of certain third-party service providers.
Capitalized Internal Use Software Development Costs
For development costs related to internal use software projects, such as those used in the Company’s services and network, the Company capitalized $2.0 million incurred during the application development stage for the year ended December 31, 2023. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Amortization of the costs of software developed for internal use begins when the assets are placed in productive use and are generally amortized over a period of two to five years.
Deferred Commissions
Sales commissions on initial product subscriptions and certain upsells earned by the sales team are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for contracts signed with new customers and upsells with existing customers over certain thresholds are deferred and then amortized on a straight-line basis over a period of benefit that the Company has estimated to be four years. The Company determined such period by taking into consideration customer contracts, the technology lifecycle, and other relevant factors. Sales commissions for renewal contracts are expensed as incurred. Amortization expense is included in sales and marketing expenses on the consolidated statements of operations and comprehensive loss. The Company applied the practical expedient in Accounting Standards Codification (“ASC”) 606 to expense sales commissions as incurred when the amortization period would have been one year or less.

EXHIBIT 99.1
During the year ended December 31, 2023, the Company deferred sales commissions costs of $1.8 million and amortized $0.9 million of deferred commissions.
Leases
The Company determines if an arrangement contains a lease at inception. At the commencement date, we will perform the classification tests to determine whether our leases are operating or financing and recognize the related lease liability and right of use (“ROU”) asset. Lease liabilities are recognized based on the present value of unpaid lease payments over the lease term and the ROU assets include prepaid lease payments and exclude lease incentives and initial direct costs. Operating lease assets and liabilities are reflected within operating lease ROU assets, operating lease liabilities, current, and operating lease liabilities, non-current on the consolidated balance sheets. As the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate based on the information available at lease commencement in determining the present value of lease payments. The Company estimated the incremental borrowing rate based on the rate of interest the Company would have to pay to borrow a similar amount on a collateralized basis over a similar term.

Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. At December 31, 2023, we did not include any options to extend leases in our lease terms as we were not reasonably certain to exercise them. The Company’s lease agreements do not contain residual value guarantees or covenants.

We also utilize certain practical expedients and policy elections available under the lease accounting standard. Leases with a term of one year or less are not recognized on our consolidated balance sheets; we recognize rent expense for these leases in the consolidated statements of operations on a straight-line basis over the lease term. Additionally, we have elected not to separate lease and non-lease components for all asset classes. Non-lease components are expensed as incurred as variable lease payments. Our real estate operating leases typically include non-lease components such as common area maintenance costs.
Income Taxes
The Company uses the asset and liability method to account for income taxes in accordance with the authoritative guidance for income taxes. Under this method, deferred tax assets and liabilities are determined based on future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

In accordance with the applicable authoritative guidance, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.
Prepaid Expenses and Other Assets
Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include subscription fees, hosting fees, rent, insurance and service contracts requiring up-front payments.
Revenue Recognition
The Company derives its revenues primarily from subscriptions. Subscription revenues are comprised of fees paid by customers for access to the Company's hosted application. The subscription arrangements are considered service contracts and the customers do not have the right to take possession of the software. Subscription service arrangements are generally non-cancelable and do not provide for refunds to customers in the event of cancellations or any other right of return. Revenues are recorded and presented net of sales taxes.
Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company determines revenue recognition through the following steps:
•Identification of the contract, or contracts, with a customer;

EXHIBIT 99.1
•Identification of the performance obligations in the contract;
•Determination of the transaction price;
•Allocation of the transaction price to each performance obligation in the contract; and
•Recognition of revenue when, or as, the performance obligations are satisfied.
Subscription revenue is recognized on a ratable basis over the contractual subscription term of the arrangement beginning on the date that the service is made available to the customer. Payments received in advance of services being rendered are recorded as deferred revenue.
Some customer contracts contain multiple performance obligations. For these contracts, performance obligations are accounted for individually when they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on overall pricing objectives, taking into consideration market conditions, volume, and other factors, including other groupings such as historical sales and geography.
Deferred Revenue
Deferred revenue is a contract liability primarily related to billings or payments received in advance of revenue recognition from our subscription services and, to a lesser extent, professional services. Deferred revenue is recognized as we satisfy our performance obligations. The Company generally invoices customers in annual installments for subscription services. Accordingly, the deferred revenue balance does not generally represent the total contract value of a subscription arrangement. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as the current portion of deferred revenue and the remaining portion is recorded as long-term.
The Company recognized $36.1 million of revenue in 2023 associated with its deferred revenue balance as of December 31, 2022.
Cost of Revenue
Cost of revenue consists primarily of costs related to supporting the Company’s customers, third-party royalties, expenses related to its hosting facility, and amortization of capitalized internal-use software development costs.
Warranties and Indemnification
The Company has entered into service level agreements (“SLA”) with the majority of its customers, providing service availability and response times, and permitting, in a few instances, those customers to receive service credits and/or to terminate their agreements in the event that the Company does not cure a breach of such SLAs. To date, the Company has not experienced any failures to meet the SLAs, and accordingly, has not accrued any liabilities related to these agreements in the accompanying consolidated financial statements.
Additionally, the Company’s arrangements generally include provisions for indemnifying customers against liabilities if its services infringe a third party’s intellectual property rights or if there is a breach by the Company of its customer's confidential information. To date, the Company has not incurred any material costs as a result of those indemnification obligations and has not accrued any liabilities related to these obligations in the accompanying consolidated financial statements.
Advertising and Promotion Costs
Expenses related to advertising and promotions of products are charged to sales and marketing expenses as incurred. During the year ended December 31, 2023, the Company incurred advertising expenses of $0.1 million.

EXHIBIT 99.1
Allowance for Credit Losses
The allowance for credit losses reflects the Company’s best estimate of probable losses inherent in the Company’s receivables portfolio determined by a forward-looking current expected credit loss model. The Company performs a regular review of its customers’ payment histories and associated credit risks and it generally does not require collateral from its customers.

Year ended December 31, 2023
Balance at beginning of the period	$272
Provisions for credit losses, net of recoveries	(5)
Write offs	—
Cumulative effect adoption of ASC 326	(173)
Balance at end of the period	$94
Concentrations of Credit Risk
The majority of the Company’s customers are located in North America. The Company sells its products and services under customary credit terms. One individual customer represented 10% of the Company’s revenues in the year ended December 31, 2023. As of December 31, 2023, one customer accounted for 35% of the Company’s accounts receivable.
Stock-Based Compensation
The Company accounts for stock-based awards to employees using the fair value-based method in accordance with the authoritative guidance for stock-based compensation, which requires the measurement of compensation expense based on the estimated fair value of the awards on the date of grant and the recognition of the expense over the requisite service period.
The Company estimates the fair value of stock options using the Black-Scholes option-pricing model, which requires the use of the following assumptions: (i) the expected volatility of the Company’s common stock, which is based on volatility data of a group of peer companies; (ii) the expected term of the option award, which is based on the simplified method, which assumes the expected term to be the mid-point between the vesting term and the contractual term; (iii) an expected dividend yield, which is assumed to be 0% as the Company has historically not paid dividends and does not anticipate paying dividends in the foreseeable future; and (iv) a risk-free interest rate, which is based on the U.S. Treasury yield curve in effect on the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the option award.
The fair value of options granted to employees during the year ended December 31, 2023 was determined using the following weighted average assumptions:

December 31, 2023
Expected dividend yield	—
Expected volatility	52.5%
Risk-free interest rate	4.0%
Expected term (years)	6.0
Weighted average fair value of options granted	$0.27
The Company accounts for stock-based compensation arrangements with non-employees in accordance with ASC 505-50, Equity - Equity-Based Payments to Non-Employees, which requires that such equity instruments be recorded at their fair value on the measurement date. The measurement of stock-based compensation for non-employees is subject to periodic adjustment as the underlying equity instruments vest, and the related compensation expense is based on the estimated fair value of the equity instruments using the Black-Scholes option pricing model. For the year ended December 31, 2023, stock-based compensation expense related to options granted to non-employees was immaterial.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by

EXHIBIT 99.1
which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell.

Recently Issued or Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected, with further clarifications made more recently. The guidance establishes a new forward-looking "expected loss model" that requires entities to estimate current expected credit losses on accounts receivable and other financial instruments by using all practical and relevant information. The guidance was adopted effective January 1, 2023 and resulted in a cumulative effect adjustment of $0.2 million to accumulated deficit.
With the exception of the new standard discussed above, there have been no other recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2023 that are of significance or potential significance to the Company.

NOTE 3 - BALANCE SHEET

Property and equipment, net (in thousands):	December 31, 2023
Furniture	$482
Computer hardware	1,049
Leasehold improvements	1,695
Internally developed software cost	9,481
Software	23
Total property and equipment, gross	12,730
Less: accumulated depreciation and amortization	(9,219)
Total depreciable property and equipment	3,511
Construction in progress - internally developed software	649
Total	$4,160

Depreciation expense, including amortization of leasehold improvements, was $0.1 million for the year ended December 31, 2023. Amortization expense for capitalized internal use software was $0.8 million for the year ended December 31, 2023.

Accrued and other current liabilities (in thousands):	December 31, 2023
Accrued salaries and taxes	$367
Accrued royalty	10
Accrued commissions	1,102
Accrued bonuses	2,355
Accrued sales taxes payable	6,244
Other accrued expenses	897
Total accrued and other current liabilities	$10,975

Leases
During the year ended December 31, 2023, the Company had operating leases related to its office facilities in California, Hungary, and Mexico under non-cancelable operating leases that expire at various dates through January 2025.

EXHIBIT 99.1
Rent expense was $0.3 million during the year ended December 31, 2023. Operating lease costs recorded in the consolidated statements of operations and comprehensive loss for the year ending December 31, 2023 was $0.2 million. Variable rent expense and short-term lease costs were not material for the year ended December 31, 2023.
Future minimum payments under all operating and finance lease agreements as of December 31, 2023, are as follows:

Years ending December 31,
2024	$515
2025	8
Total future minimum lease payments	523
Less: imputed interest	(4)
Present value of lease liabilities	$519
Supplemental cash flow information and non-cash activity related to the Company’s operating leases are as follows (in thousands):

December 31, 2023
Cash paid for operating leases	$1,542
For leases commenced and active, as of December 31, 2023, the weighted average remaining lease term was 0.88 years and the weighted average discount rate was 4.0%.
Commitments and Contingencies
Contractual commitments are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual commitments consist of operating lease liabilities that are included in our consolidated balance sheet and vendor commitments associated with agreements that are legally binding. We have entered into various non-cancelable lease agreements for corporate offices as described in the section above. As of December 31, 2023 our vendor commitment was $0.5 million, of which $0.2 million is expected in the next twelve months.
From time to time, the Company could be subject to legal proceedings arising in the normal course of its business activities. Depending on the nature and timing of any such dispute, an unfavorable resolution of a matter could materially affect the Company’s future results of operations, cash flows or financial position. The Company records a liability for legal matters if and when such liability is probable and reasonably estimable. As of December 31, 2023, the Company did not have any material recorded liabilities related to legal matters nor did the Company have any exposure to a reasonably possible material contingency.

NOTE 4 - CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT COMMON STOCK
The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 153,979 shares of $0.0001 par value common stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of preferred stock outstanding.
Preferred Stock
The table below provides information on the Company’s preferred stock offerings (in thousands) as of December 31, 2023:

Shares Preferred Stock	Authorized	Shares Issued and Outstanding	Original Issuance Value (Less Issuance Costs)	Liquidation Value
Series A preferred stock	23,500	23,488	$2,950	$3,000
Series B preferred stock	16,240	16,129	17,900	18,000
Series C preferred stock	18,620	18,610	29,960	29,999
Series CRM preferred stock	11,334	11,334	9,933	9,999

EXHIBIT 99.1
Voting
Each holder of the Series A, Series B, Series C, and Series CRM preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock are convertible.
Dividends
The holders of the Series A, Series B, Series C, and Series CRM preferred stock are entitled to cash dividends at a rate of 6.0% (per annum) of the original issue price for the particular series of preferred stock per share (as adjusted for stock splits, combinations, reorganizations and the like with respect to the preferred stock), per annum. The dividends are noncumulative and payable only when and as declared by the Board of Directors. No dividends have been declared as of December 31, 2023.
Liquidation
In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of Series A, Series B, Series C, and Series CRM preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the respective original issue price plus all declared but unpaid dividends, on such share of Series A, Series B, Series C, and Series CRM preferred stock.
If upon any liquidation, dissolution or winding up of the Company, the assets to be distributed among the holders of the Series A, Series B, Series C, and Series CRM preferred stock are insufficient to permit the payment to such holders of the full liquidation preference (original issue price plus all declared but unpaid dividends), then the holders of the Series A, Series B, Series C, and Series CRM preferred stock shall share ratably in any distribution of the assets available for distributing in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such share were paid in full.
Conversion
Each share of preferred stock is convertible, at the option of the holder at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of common stock, determined by dividing the original issue price of $0.1277, $1.116, $1.612, and $0.8823 for the Series A, Series B, Series C, and Series CRM preferred stock, respectively, by the conversion price for such series in effect at the time of conversion. The initial conversion prices for the Series A, Series B, and Series C preferred stock are $0.1277, $1.116, $1.612, and $0.8823, respectively.
Each share of the Series A, Series B, Series C, and Series CRM preferred stock shall automatically be converted into shares of common stock at the then effective conversion price for such share immediately upon (i) the affirmative vote of written consent of the holders of at least 70% of the then outstanding shares of the Series A, Series B, Series C, and Series CRM preferred stock, voting together as a single class and not as separate series, and on an as-if converted to common stock basis, or (ii) the Company’s sale of its common stock in a public offering provided that the offering price is not less than five times the original issue price of the Series C preferred stock (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like) and which results in aggregate cash proceeds of not less than $30.0 million (before underwriting discounts, commissions, and fees). Alternatively, each share of a particular series of preferred stock shall automatically be converted into shares of common stock at the then effective conversion price for such shares immediately upon the affirmative vote of written consent of the holders of at least a majority of the then outstanding shares of such series of preferred stock, voting as a separate class.
Redemption
None of the series of preferred stocks are redeemable.

NOTE 5 - STOCK-BASED COMPENSATION
The Company’s 2009 and 2019 Equity Incentive Plans (the “Plans”) provide for the issuance of stock options to eligible employees of the Company. Under the Plan, options to purchase common stock may be granted at no less than the fair value of the Company’s common stock on the date of the grant. These awards generally have vesting terms of 1/4th of the total number of shares on the 12-month anniversary of the vesting commencement date and 1/48th of the original number of shares each month thereafter, and expire 10 years from the date of grant. Fair value is determined by the Board of Directors. The fair value estimate incorporates various subjective assumptions, including information about comparable public companies and expectations as to future cash flows and liquidity events. As of December 31, 2023, 45.3 million shares were authorized for issuance to officers, directors, employees and

EXHIBIT 99.1
consultants of the Company pursuant to the Plan, of which approximately 5.2 million shares were available for future grants under the Plan.
The following table summarizes the total stock-based compensation expense included in the consolidated statements of operations and comprehensive loss for year ended December 31, 2023 (in thousands):

December 31, 2023
Cost of revenue	$84
Product development	396
Sales and marketing	371
General and administrative	601
$1,452
The following table summarizes the activity for stock options for the year ended December 31, 2023 (in thousands, except per share and term data):

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Balance, December 31, 2022	31,139	$0.47	5.9
Granted	4,327	0.50
Exercised	(557)	0.47
Forfeited	(1,543)	0.48
Canceled	(3,420)	0.43
Balance, December 31, 2023	29,946	$0.48	5.7
Unvested as of December 31, 2023	8,343	$0.49
Exercisable at December 31, 2023	21,603	$0.48
The weighted average grant date fair value of options granted in the year ended December 31, 2023 was $0.27 per share. The aggregate intrinsic value of vested and expected to vest stock options was $1.5 million at December 31, 2023. The total intrinsic value of options exercised during 2023 was immaterial (aggregate difference between the estimated fair value of the Company’s common stock on December 31, 2023 and the exercise price of the stock option). The total estimated fair value of options vested during 2023 was $1.1 million.
As of December 31, 2023, the Company had approximately $1.9 million of unrecognized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of approximately 2.3 years. The Company had no capitalized stock-based compensation expense for the year ended December 31, 2023.

EXHIBIT 99.1
NOTE 6 - INCOME TAXES
The components of the provision for income taxes for the year ended December 31, 2023 are as follows:

(in thousands)	December 31, 2023
Current:
Federal	$—
State	267
Foreign	123
Total current	390
Deferred:
Federal	—
State	—
Foreign	—
Total deferred	—
Total provision for income taxes	$390
The effective income tax rate differs from the statutory rate on an estimated annual basis primarily due to a 100% valuation allowance made against all deferred tax assets including net operating loss carryforwards.
The tax effects of temporary differences and related deferred tax assets and liabilities at December 31, 2023 are as follows:

(in thousands)	December 31, 2023
Assets
Net operating loss and research credit carryforwards	$7,675
Deferred revenue	369
Stock-based compensation	566
Accruals and reserves	1,296
Capitalized research and development costs	10,227
Leasing assets	108
Other	113
Gross deferred tax assets	20,354
Valuation allowance	(19,606)
Total deferred tax assets	748
Liabilities
Fixed and intangible assets	(748)
Total deferred tax liabilities	(748)
Net deferred tax assets	$—
Based on the available objective evidence, management believes it is more-likely-than-not that the net deferred tax assets will not be fully realizable as of the year ended December 31, 2023. Accordingly, the Company has maintained a full valuation allowance against its net US deferred tax assets. The valuation allowance increased by $3.3 million during the year ended December 31, 2023.
The Tax Cuts and Jobs Act of 2017 (TCJA) made a significant change to Section 174 that went into effect for taxable years beginning after December 31, 2021. The change eliminated the ability to currently deduct research and experimental costs. Instead, these costs must be capitalized and amortized over a period of five and 15 years for costs incurred in the United States and internationally, respectively. As a result, the Company capitalized on research and development costs of approximately $25.5 million for the year ended December 31, 2023.

EXHIBIT 99.1
On June 29, 2020 California Assembly Bill 85 (“AB 85”) was signed into law, which suspends the use of California net operating losses and limits the use of California research tax credits for tax years beginning in 2020 and before 2023. However, on February 9, 2022 California Senate Bill 113 (SB 113) was signed into law and removed the limitation on the net operating losses and credits for the 2022 year and allows, after taxable years beginning on or after January 1, 2022, the ability to utilize net operating losses and credits. These changes did not result in a significant impact on the value of the Company's deferred tax assets.
As of December 31, 2023, the Company had approximately $22.3 million of Federal net operating loss carryforwards. The federal net operating loss carryforwards of approximately $19.8 million generated before January 1, 2018 will begin to expire in 2033, and approximately $2.5 million will carry forward indefinitely but are subject to the 80% taxable income limitation. The Company also had federal research and development tax credit carryforwards of approximately $20 thousand that will expire beginning in 2030, if not utilized.
As of December 31, 2023, the Company has approximately $17.8 million of California net operating loss carryforwards, which will begin to expire in 2031. The Company also had approximately $28.9 million net operating loss carryforwards in multiple state jurisdictions that will begin to expire in 2023. The Company also had state research and development tax credit carryforwards of approximately $21 thousand, which have no expiration.
Utilization of the net operating loss carryforwards and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Any annual limitation may result in the expiration of net operating losses and credits before utilization.
The following table summarizes the activity relating to the Company's unrecognized tax benefits (in thousands):

Balance as of December 31, 2022	$8
Gross increases/decreases related to current period tax positions	—
Gross increases/decreases related to prior period tax positions	—
Balance as of December 31, 2023	$8
The Company recognizes interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2023, there were no accrued interest and penalties related to uncertain tax positions. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change within the next 12 months.
The Company files income tax returns in the United States, the United Kingdom, Hungary, the Philippines, Mexico, and in various state jurisdictions. The Company’s federal returns for the tax years 2018 through 2023 remain open to examination by the tax authorities. In addition, the years prior to 2018 remain open to the extent of the utilization of net operating losses. Generally, the tax years 2016 through 2023 remain open to examination by major state taxing jurisdictions. The Company’s 2022 and 2023 tax years will remain open for examination by the United Kingdom tax authority for one year from the filing deadline. The Company’s 2020 through 2023 tax years will remain open for examination by the Hungary tax authority for five years from the end of the year in which the return should be filed. The Company’s Hong Kong returns for the tax years 2015 through 2022 remain open to examination by Hong Kong tax authorities. The Company’s Philippines returns for the tax years 2019 through 2023 remain open to examination by Philippines tax authorities.

NOTE 7 - CREDIT FACILITY
In December 2015, the Company entered into a loan and security agreement (the “credit facility”) with a lender for a revolving credit arrangement in an amount up to $9.0 million, subject to borrowing base availability and other terms and conditions, for working capital and other general corporate purposes. Amounts borrowed under the credit facility bore interest at a floating rate per annum equal to the lender’s prime rate plus 1.0%. The amounts borrowed are collateralized by certain properties, rights, and assets of the Company. The credit facility contains customary affirmative and negative covenants which restrict the ability of the Company to, among other things, create liens, incur additional indebtedness and engage in other certain transactions, subject to certain exclusions. Subject to certain conditions stated in the credit agreement, the lender may also accelerate maturity of the loan upon the occurrence of an event of default. In April 2017, the Company signed a first amendment to the credit facility to increase the facility amount up to $20.0 million and extend the expiration date from June 23, 2017 to March 1, 2019. In February 2019, the Company signed a second amendment to the credit facility to extend the expiration date to May 30, 2019. In May 2019, a third amendment was signed to extend

EXHIBIT 99.1
the expiration to July 29, 2019. In July 2019, a fourth amendment to the credit facility was signed extending the maturity date to January 29, 2021. In January 2021, a fifth amendment was signed to extend the expiration date to March 30, 2021. In March 2021, a sixth amendment was signed to extend the expiration to April 29, 2021. On May 26, 2021, a seventh amendment was signed extending the maturity date to January 31, 2023. On January 23, 2023, an eighth amendment was signed extending the maturity date to March 2, 2023. On March 1, 2023 a ninth amendment was signed extending the maturity date to April 16, 2023. No further amendment was signed to extend the maturity date beyond April 16, 2023. The Company accordingly repaid the outstanding balance of $2.5 million in March 2023.
Pursuant to the seventh amendment to the credit facility, amounts borrowed bear interest equal to the greater of 4.0% or the lender’s prime rate plus 0.75%. No borrowings under this credit facility were outstanding as of December 31, 2023.
Upon the first amendment of the credit facility, the Company granted warrants to the lender to purchase 121,622 shares of the Company’s common stock at an exercise price of $0.74 per share. Upon the fourth amendment, these warrants were amended to carry a put right, where the lender coincident with a liquidity event or warrant termination, can elect to sell the warrant back to the Company for an aggregate purchase price of $200,000. The amendment to the warrants increased its carrying value to $0.1 million. The warrants expire on April 17, 2027 and were outstanding as of December 31, 2023.
No debt issuance costs were outstanding as of December 31, 2023. Interest expense in connection with the credit facility was immaterial for the year ended December 31, 2023.
In January 2024, the Company entered into a loan and security agreement (the “credit facility”) with a lender for a revolving credit arrangement in an amount up to $20.0 million, subject to borrowing base availability and other terms and conditions, for working capital and other general corporate purposes. Refer to Note 9 subsequent events for details.

NOTE 8 - EMPLOYEE BENEFIT PLAN
The Company has a 401(k) retirement savings plan covering substantially all of the Company’s full-time employees who meet minimum age and service requirements. Under the provisions of the plan, participants may contribute a portion of their compensation on a pretax basis, subject to certain limitations. The Company may make discretionary contributions to the 401(k) retirement savings plan. The Company did not make any contributions to the 401(k) plan during the fiscal year ended December 31, 2023.

NOTE 9 - SUBSEQUENT EVENTS
In January 2024, the Company entered into a loan and security agreement (the “credit facility”) with a lender for a revolving credit arrangement in an amount up to $20.0 million, subject to borrowing base availability and other terms and conditions, for working capital and other general corporate purposes. Amounts borrowed under the credit facility bore interest at a floating rate per annum equal to the greater of 9.25% and the lender’s prime rate plus 1.0%. The amounts borrowed are collateralized by certain properties, rights, and assets of the Company. The credit facility contains customary affirmative and negative covenants which restrict the ability of the Company to, among other things, create liens, incur additional indebtedness and engage in other certain transactions, subject to certain exclusions. Subject to certain conditions stated in the credit agreement, the lender may also accelerate maturity of the loan upon the occurrence of an event of default. The credit facility requires a minimum advance on the loan of $3.0 million. Total borrowings under this credit facility were $3.0 million as of July 29, 2024.
On June 10, 2024 the Company entered into a definitive agreement with Yext, Inc. to be acquired for $125 million and up to an additional $75 million if certain performance targets are achieved and up to $20 million for incentive payments related to specific performance and retention bonuses for certain individuals. Pending closing conditions and regulatory approvals, the acquisition is expected to be finalized in 2024. As of July 29, 2024, the acquisition has not yet been finalized.
The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through July 29, 2024, the date the consolidated financial statements were available to be issued, and determined that no additional items required disclosure.

EXHIBIT 99.1
NOTE 10 - SUBSEQUENT EVENTS IN CONNECTION WITH REISSUANCE (UNAUDITED)
The Company is reissuing its 2023 financial statements in order remove the comparative presentation of 2022 financial statements as only one year of the Company’s audited financial statements was required under SEC Rule 3-05. In connection with the reissuance of these financial statements, the company has considered whether there are other subsequent events that have occurred since July 29, 2024 and through October 17, 2024 that require recognition or disclosure in the 2023 financial statements and have identified the following events.
Pursuant to the definitive agreement entered into on June 10, 2024 where the Company was to be acquired, the Company became a wholly owned subsidiary of Yext upon closing of the transaction on August 1, 2024. The Company was acquired for approximately $125 million in cash, as adjusted for customary adjustments set forth in the merger agreement, and the assumption of the Company’s employee equity awards. The Company was also offered participation rights for key employees and former founders in a bonus pool of $20 million that can be settled in cash or Yext’s common stock and shall be subject to 100% vesting on the first anniversary of closing, generally subject to continued employment. In addition, subject to the terms of the Merger Agreement, Yext may also be required to pay additional contingent consideration of up to $75 million to the Company based on the achievement of certain milestones (the “Earnout Consideration”). The Earnout Consideration shall be payable based on the achievement of certain annual recurring revenue targets. The targets shall be measured at the end of the first and second anniversaries of closing. The Earnout Consideration may be settled in cash or Yext’s common stock at Yext’s election. In addition, in connection with the acquisition of the Company, the credit facility advance of $3.0 million which was outstanding at December 31, 2023 was repaid on August 1, 2024, with funds settling on August 2, 2024, at which point the credit facility was terminated.
The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through October 17, 2024, the date the consolidated financial statements were available to be issued, and determined that no additional items required disclosure.